Exhibit 10.5

ALLOS THERAPEUTICS, INC.

AMENDMENT NO. 1

CHANGE OF CONTROL SEVERANCE BENEFIT SCHEDULE

Adopted: May 19, 2009

On February 23, 2009, the Board of Directors (the “Board”) of Allos Therapeutics, Inc. (the “Company”) made and adopted an amended and restated Change of Control Severance Benefit Schedule (the “Schedule”) pursuant to the Company’s Severance Benefit Plan.  On May 19, 2009, the Board adopted this Amendment No. 1 to the Schedule (this “Amendment”).  This Amendment may be altered, amended or cancelled at any time in the sole discretion of the Company.  This Amendment amends the Schedule to the extent set forth below.  Except as specifically amended by this Amendment, the terms and conditions of the Schedule shall remain unchanged and in full force and effect.

Effective as of May 19, 2009, the section of the Schedule entitled “Acceleration of Vesting” is amended and restated in its entirety to read as set forth below:

“Acceleration of Vesting: Notwithstanding anything to the contrary contained in the Eligible Employee’s stock option or other stock award agreements or the Company’s equity incentive plans, in the event the surviving or acquiring corporation in any Change in Control assumes the Eligible Employee’s stock options and/or other stock awards, as applicable, or substitutes similar stock options or stock awards for the Eligible Employee’s stock options and/or other stock awards, as applicable, in accordance with the terms of the Company’s equity incentive plans, then the vesting of all of the Eligible Employee’s stock options and/or other stock awards (or any substitute stock options or stock awards), as applicable, shall be accelerated in full.”